SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act 1934

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

Pacific Funds Series Trust

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PACIFIC FUNDS SERIES TRUST

PF MANAGED BOND FUND

INFORMATION STATEMENT DATED JANUARY 26, 2021

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the PF Managed Bond Fund and is being sent on or about January 26, 2021 to the shareholders of record as of January 25, 2021.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I. Introduction and Background

The Pacific Funds Series Trust (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved an additional sub-adviser and a new sub-advisory agreement with respect to the PF Managed Bond Fund (the “Fund”), effective on October 30, 2020. Information concerning the additional sub-adviser was included in a supplement dated September 18, 2020 to the Trust’s prospectus for Class P shares dated August 1, 2020. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the addition of a sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA”), PLFA and the Trust can hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, with sub-advisers affiliated with PLFA) without shareholder approval in accordance with the requirements of the exemptive order. The information contained herein is being provided pursuant to the requirements of the exemptive order.

At a virtual meeting held on September 16, 2020*, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on October 30, 2020, a new sub-advisory agreement with J.P. Morgan Investment Management Inc. (“JPMorgan”), with respect to the Fund (the “JPMorgan Sub-Advisory Agreement”) and appointed JPMorgan as co-sub-adviser for this Fund. In connection with the addition of the new sub-adviser, changes were also made to the Fund’s investment strategies.

JPMorgan’s appointment as co-sub-adviser and the Board’s approval of the JPMorgan Sub-Advisory Agreement were made in accordance with the requirements of the exemptive order and do not require shareholder approval. In order to facilitate this change, a portion of the Fund’s holdings were sold by the existing co-sub-advisers and, subsequently, new investments were purchased by JPMorgan for the portion of the Fund JPMorgan manages.

*	The Board approved reliance on relief provided by the SEC from in-person voting requirements of the 1940 Act for the September 16, 2020 Board meeting. This approval was based on the Board’s belief that, due to the circumstances related to current or potential effects of COVID-19, it was necessary and appropriate to rely on the in-person relief granted by the SEC and substitute the in-person meeting scheduled for September 16, 2020 with a virtual meeting. The Board also approved to undertake to satisfy the conditions subsequently required in the in-person relief, including ratification of these matters at the Board’s next in-person meeting.

II. Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of JPMorgan as co-sub-adviser for a portion of the Fund, the Board reviewed with PLFA its rationale for recommending a new co-sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that JPMorgan be appointed as the new co-sub-adviser for the Fund and in evaluating the proposed JPMorgan Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new co-sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential co-sub-adviser and an assessment of the investment strategies used by a potential co-sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of JPMorgan and PLFA’s analysis in reaching its conclusion to recommend JPMorgan as co-sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed appropriate.

In evaluating the proposed JPMorgan Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A. Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining JPMorgan as a co-sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by JPMorgan. In this regard, the Trustees considered various materials relating to JPMorgan, including copies of the proposed JPMorgan Sub-Advisory Agreement; copies of JPMorgan’s Form ADV; financial information; a written presentation from JPMorgan; a comprehensive report including an assessment by PLFA; responses from JPMorgan to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered a verbal presentation at a meeting held virtually on September 16, 2020 from management and investment personnel from JPMorgan where all attendees could hear each other clearly.

The Trustees considered that under the JPMorgan Sub-Advisory Agreement, JPMorgan would be responsible for providing investment advisory services for a portion of the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by that portion of the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of JPMorgan, including the background and experience of JPMorgan’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that the Trust’s Chief Compliance Officer (“CCO”) had reviewed JPMorgan’s written compliance policies and procedures and code of ethics. The Trustees also considered the CCO’s assessment of JPMorgan’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. The Trustees also took note of the due diligence PLFA conducted with respect to JPMorgan, and were aided by the assessment and recommendation of PLFA and the presentation and materials provided by JPMorgan.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by JPMorgan under the JPMorgan Sub-Advisory Agreement.

B. Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a core bond strategy and PLFA’s identification of JPMorgan to serve as sub-adviser with regard to a portion of the Fund’s day-to-day investment activities. The Trustees considered that the Fund’s historical performance had been obtained under different sub-advisers, although PLFA has managed the Fund since its inception. However, the Trustees considered the investment process and techniques to be used by JPMorgan for the Fund and JPMorgan’s experience managing core bond strategies, as well as other factors concerning performance in connection with their consideration of this matter and in connection with approval of the JPMorgan Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of a composite managed by the same JPMorgan portfolio management team that would manage the Fund using similar investment strategies (the “JPMorgan Comparable Performance”). The Trustees considered that this information included a comparison of the JPMorgan Comparable Performance against a pertinent benchmark for the one-, three-, five- and ten-year periods as of May 31, 2020.

The Trustees considered additional information about the historical performance of a composite managed by the same JPMorgan portfolio management team that would manage the Fund using similar investment strategies. The Trustees considered that this information included a comparison of the composite’s performance against a pertinent benchmark and an applicable peer group for the one-, three-, five- and ten-year periods and the year-to-date period as of June 2020, as well as performance for each of the past five calendar years. Additionally, the Trustees considered the standard deviation, risk-adjusted returns and other performance metrics of the composite during certain periods.

The Board determined that JPMorgan’s performance record with respect to a similarly managed composite was acceptable.

C. Advisory and Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of JPMorgan with regard to other funds with substantially similar investment strategies as the Fund. In comparing the proposed sub-advisory fees to fees charged by JPMorgan for the other similarly-managed funds, the Trustees noted that for certain funds, there were differences in: (i) the nature of the Fund and those other funds, (ii) the services provided to each, (iii) the client’s overall relationship with JPMorgan, and/or (iv) regulatory differences that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and JPMorgan, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with adding a sub-adviser, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser addition.

The Board concluded that the compensation payable under the JPMorgan Sub-Advisory Agreement is fair and reasonable.

D. Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to JPMorgan of sub-advising the Fund and the projected profitability of the JPMorgan Sub-Advisory Agreement to JPMorgan, to the extent practicable based on the information provided by JPMorgan. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and JPMorgan with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA and the fact that the projected profitability of the JPMorgan Sub-Advisory Agreement to JPMorgan is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for JPMorgan at this time was of limited utility.

The Trustees considered the organizational strengths of JPMorgan and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the JPMorgan Sub-Advisory Agreement is fair and reasonable.

E. Ancillary Benefits

The Trustees received information from PLFA and JPMorgan concerning other benefits that may be received by JPMorgan and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with JPMorgan and the anticipated use of soft-dollars by JPMorgan. In this regard, the Trustees noted that JPMorgan represented that it does not anticipate using an affiliated broker-dealer and that it does not anticipate using soft dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by JPMorgan from its relationship with the Fund and that such benefits are consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F. Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the JPMorgan Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the JPMorgan Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III. The New Sub-Advisory Agreement

The JPMorgan Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the existing sub-advisers. JPMorgan, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies and restrictions. JPMorgan bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the JPMorgan Sub-Advisory Agreement. The Fund is responsible for all of its respective expenses not specifically assumed by JPMorgan under the JPMorgan Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the JPMorgan Sub-Advisory Agreement, JPMorgan, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the JPMorgan Sub-Advisory Agreement, except by reason of JPMorgan’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of JPMorgan’s obligations and duties under the JPMorgan Sub-Advisory Agreement.

In addition, JPMorgan has agreed to indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of JPMorgan’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, JPMorgan’s obligations and/or duties under the JPMorgan Sub-Advisory Agreement by JPMorgan (or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of JPMorgan) (other than a PL Indemnified Person); (ii) are based upon JPMorgan’s (or its agent’s or delegate’s) breach of any provision of the JPMorgan Sub-Advisory Agreement, including breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by JPMorgan or any affiliated person or agent or delegate of JPMorgan (other than a PL Indemnified Person); or (iv) are based upon a breach of JPMorgan’s fiduciary duties to the Trust or violation of applicable law.

The JPMorgan Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The JPMorgan Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the JPMorgan Sub-Advisory Agreement. Additionally, the sub-advisory fee rates paid by PLFA to the existing sub-advisers, Pacific Investment Management Company LLC (“PIMCO”) and Western Asset Management Company (“Western Asset”), now serving as co-sub-advisers with JPMorgan, on their segments of the Fund did not change. The sub-advisory fee rate payable to JPMorgan is referenced below:

JPMorgan Fee Schedule[1]
0.11% on all assets

[1]	The rate presented above is applied as an annual percentage of the average daily net assets of the applicable segment of the PF Managed Bond Fund managed by JPMorgan.

For the Fund’s fiscal year ended March 31, 2020, the Fund paid brokerage commissions of $5,450.07 to JP Morgan Securities LLC, affiliated broker of JPMorgan, representing 4.63% of the Fund’s total brokerage commissions for the period April 1, 2019 to March 31, 2020.

IV. Information Regarding JPMorgan

JPMorgan is wholly-owned by JPMorgan Asset Management Holdings Inc., which is wholly-owned by JPMorgan Chase Holdings LLC, which is wholly-owned by JPMorgan Chase & Co., the ultimate parent of JPMorgan. As of December 31, 2020, total assets under management of JPMorgan and its advisory affiliates were approximately $2.3 trillion.

The address for JPMorgan, JPMorgan Asset Management Holdings Inc., JPMorgan Chase Holdings LLC, and JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

JPMorgan acts as investment adviser or sub-adviser to the following registered investment companies that have similar investment objectives as the Fund.

Fund Name	Net Assets (as of October 31, 2020)	Advisory or Sub-Advisory Fee	Waived/Reduced/ Agreed to Reduce (Yes or No)
Intermediate Bond Portfolio	$1.08 billion	0.11% on all assets	No
Sub-Advised Fund A	$1.53 billion	0.11% on all assets	No
Sub-Advised Fund B	$2.36 billion	0.11% on all assets	No
Sub-Advised Fund C	$4.58 billion	0.11% on all assets	No
Sub-Advised Fund D	$974.55 million	0.12% on all assets	No
Sub-Advised Fund E	$1.37 billion	0.11% on all assets	No
JPMorgan Core Bond Fund	$34.20 billion	0.50% on all assets	No
Insurance Trust Core Bond Portfolio	$508.51 million	0.40% on all assets	No

As of October 31, 2020, JPMorgan’s principal executive officer and directors, and their principal occupations, are:

Name[1]	Title(s) and Principal Occupation with JPMorgan
George Gatch	Director, Chairman, Managing Director
Lawrence Unrein	Director, CIO-Global Head of Private Equity, Managing Director
Scott Richter	Secretary, Managing Director
Paul Quinsee	Director, Global Head of Equities, Managing Director
Andrew Powell	Director, Asset Management CAO Head of Global Client Service, Managing Director, Senior Business Manager
John Donohue	Director, President, CEO, Head of Global Liquidity, Managing Director
Joy Dowd	Director, Managing Director
Robert Michele	Director, CIO and Head of Global Fixed Income, Currency & Commodities, Managing Director
Michael Camacho	Director, Global Head of Investment Platform, Managing Director
Anton Pil	Director, Head of Global Alternatives, Managing Director
Craig Sullivan	Director, Treasurer, CFO, Managing Director
Jedediah Laskowitz	Head of Asset Management Solutions, Managing Director
John Oliva	Chief Compliance Officer, Managing Director

[1]	The address of Mr. Richter with respect to his position with JPMorgan is 1111 Polaris Parkway, Columbus, OH 43240. The address of Ms. Dowd with respect to her position with JPMorgan is 575 Washington Blvd., Jersey City, NJ 07310. The address of Mr. Sullivan with respect to his position with JPMorgan is 383 Madison Avenue, New York NY 10179. The address of all other individuals listed with respect to their positions with JPMorgan is 277 Park Avenue, New York, NY 10172.

No Officer or Trustee of the Trust is an officer, director or shareholder of JPMorgan (including its affiliates).

Additional Information

Additional information about JPMorgan is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

******

The Trust’s annual report for the fiscal year ended March 31, 2020 and the Trust’s semi-annual report for the fiscal half-year ended September 30, 2020 were both previously sent to shareholders and are available upon request without charge by contacting the Trust by:

Regular mail:	Pacific Funds Series Trust, P.O. Box 9768, Providence, RI 02940-9768
Express mail:	Pacific Funds Series Trust, 4400 Computer Drive Westborough, MA 01581
Telephone:	(800) 722-2333
Website:	www.PacificLife.com/pacificfunds.html

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE